UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2020 (April 2, 2020; April 15, 2020)

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AUMN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events

On April 2, 2020, Golden Minerals Company (the “Company”) announced positive results from an updated Mineral Resource Estimate and Preliminary Economic Assessment for its Velardeña Properties, a 100%-owned silver and gold project located in Durango State, Mexico. The preliminary mine plan included in the PEA contemplates a ten-year undergound mining operation using pre-existing and additional underground development at a mine production rate of approximately 310 tonnes per day. The updated PEA has been prepared to incorporate new and updated elements of the project database and mine plan, most notably the inclusion of bio-oxidation treatment of gold concentrates. No development decision has been made regarding a potential restart of the Velardeña mines. We continue to optimize the mine plan and processing details in preparation for future test-mining and processing in advance of establishing a definite schedule for a potential restart of commercial production at the Velardeña mines and the installation of the bio-oxidation circuit.

On April 15, 2020, the Company announced positive results from a Preliminary Economic Assessment for its Rodeo project, a 100%-owned gold project located in Durango State, Mexico. The preliminary mine plan included in the PEA contemplates an open pit mining operation with material transported to the Company’s nearby facility at the Velardeña property for processing. Daily throughput is estimated to be approximately 480 tonnes per day and estimated mine life is approximately nine quarters. We are in the process of obtaining the required mining and environmental permits for an open pit mining operation at Rodeo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2020

Golden Minerals Company

By:	/s/ Robert P. Vogels
	Name:	Robert P. Vogels
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary